Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-260828
Prospectus Supplement No. 10
(To Prospectus dated April 20, 2022)

SCIENCE 37 HOLDINGS, INC.

This Prospectus Supplement No. 10 (the "Prospectus Supplement") updates, amends and supplements the prospectus of Science 37 Holdings Inc. (the “Company,” “we,” “us,” and “our”), dated April 20, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260828). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information on the Company's unaudited third quarter financial results, which is set forth below.
This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
The Company’s common stock is listed on the Nasdaq Stock Market LLC under the symbol “SNCE.” On November 8, 2022, the closing price of our common stock was $1.30.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 10, 2022.

SCIENCE 37 HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2022	2021	2022	2021
Revenue	$16,249	$14,236	$54,210	$39,222

Operating expenses:
Cost of revenue	12,157	10,318	41,985	26,246
Selling, general and administrative	24,485	16,932	82,822	37,477
Depreciation and amortization	4,870	1,916	12,569	5,189
Total operating expenses	41,512	29,166	137,376	68,912

Loss from operations	(25,263)	(14,930)	(83,166)	(29,690)

Other income (expense):
Interest income	559	—	748	1
Sublease income	240	230	719	444
Change in fair value of earn-out liability	1,200	—	97,600	—
Other income (expense), net	(264)	8	(369)	12
Total other income (expense), net	1,735	238	98,698	457
Income (loss) before income taxes	(23,528)	(14,692)	15,532	(29,233)
Income tax expense (benefit)	—	—	(1)	—
Net income (loss)	$(23,528)	$(14,692)	$15,533	$(29,233)

Earnings (loss) per share:
Basic	$(0.20)	$(1.78)	$0.13	$(4.22)
Diluted	$(0.20)	$(1.78)	$0.12	$(4.22)

Weighted average common shares outstanding:
Basic	116,412	8,238	115,935	6,925
Diluted	116,412	8,238	126,717	6,925

SCIENCE 37 HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except share data)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$130,239	$214,601
Accounts receivable and unbilled services, net	9,018	10,699
Prepaid expenses and other current assets	6,664	7,403
Total current assets	145,921	232,703
Property and equipment, net	1,074	1,393
Operating lease right-of-use assets	1,227	2,086
Capitalized software, net	41,049	24,290
Other assets	153	326
Total assets	$189,424	$260,798
Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$6,608	$12,819
Accrued expenses and other liabilities	11,877	17,073
Deferred revenue	4,603	5,130
Total current liabilities	23,088	35,022
Non-current liabilities:
Deferred revenue	4,170	2,478
Operating lease liabilities	873	1,322
Other long-term liabilities	1,390	1,477
Long-term earn-out liability	1,300	98,900
Total liabilities	30,821	139,199

Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.0001 par value; 100,000,000 shares authorized, 0 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Stockholders’ equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized, 116,574,031 and 114,991,026 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	12	11
Additional paid-in capital	344,984	323,666
Accumulated other comprehensive income	152	—
Accumulated deficit	(186,545)	(202,078)
Total stockholders’ equity	158,603	121,599
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$189,424	$260,798

SCIENCE 37 HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(In thousands)	2022	2021
Cash flows from operating activities:
Net income (loss)	$15,533	$(29,233)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	12,569	5,189
Non-cash lease expense related to operating lease right-of-use assets	859	1,153
Stock-based compensation	19,425	1,913
Gain on change in fair value of earn-out liability	(97,600)	—
Loss on foreign currency exchange rates	282	—
Provision for doubtful accounts	147	143
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	1,534	4,059
Prepaid expenses and other current assets	745	(2,862)
Other assets	(72)	(142)
Accounts payable	(8,100)	2,110
Accrued expenses and other current liabilities	(6,329)	577
Deferred revenue	1,165	2,063
Operating lease liabilities	(449)	(948)
Other, net	(86)	1,318
Net cash used in operating activities	(60,377)	(14,660)
Cash flows from investing activities:
Payments related to capitalized software development costs	(24,627)	(11,339)
Purchases of property and equipment	(162)	(733)
Net cash used in investing activities	(24,789)	(12,072)
Cash flows from financing activities:
Proceeds from stock option exercises	672	1,245
Net cash provided by financing activities	672	1,245
Net decrease in cash and cash equivalents	(84,494)	(25,487)
Effect of foreign currency exchange rate changes on cash	132	—
Cash and cash equivalents, beginning of period	214,601	33,483
Cash and cash equivalents, end of period	$130,239	$7,996
Supplemental disclosures of non-cash activities
Balance in accounts payable, accrued expenses and other current liabilities, and capitalized stock-based compensation related to capitalized software and fixed asset additions	$(3,482)	$(2,364)
Right-of-use asset obtained in exchange for operating lease liabilities	$—	$(1,305)
Balance in prepaid expenses and other current assets related to stock option exercises	$5	$—